Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated February 17, 2026 relating to the Voting common shares, no par value per share, of DiaMedica Therapeutics Inc. shall be filed on behalf of the undersigned.

DIALECTIC LIFE SCIENCES SPV LLC By: /s/ Dialectic LS Manager LLC, its Managing Member
Name: John Fichthorn
Title: Managing Member of the Managing Member

DIALECTIC LS MANAGER LLC By: /s/ John Fichthorn
Name: John Fichthorn
Title: Managing Member

DIALECTIC CAPITAL MANAGEMENT, LP By: /s/ Dialectic Partners, LLC, its General Partner
Name: John Fichthorn
Title: Managing Member of the General Partner

DIALECTIC PARTNERS, LLC By: /s/ John Fichthorn
Name: John Fichthorn
Title: Managing Member

JOHN FICHTHORN By: /s/ John Fichthorn